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August 2, 2004

Ms. Pamela D.A. Reeve
35 Swan Road
Winchester, MA 01890

RE:  SEPARATION AGREEMENT AND RELEASE

Dear Pam:

      This letter agreement will confirm our mutual understanding with respect to the arrangements we have made in connection with the termination of your position as an officer of Lightbridge, Inc. ("Lightbridge" or the "Company") and the termination of your employment.

      1.    RESIGNATION AS OFFICER; TERMINATION OF EMPLOYMENT.

      You hereby confirm your resignation as an officer of the Company effective August 2, 2004. Your status as an employee and all employee benefits will terminate effective August 13, 2004 (the "Employment Termination Date") except as otherwise provided herein.

      2.    RESIGNATION AS DIRECTOR.

      You hereby irrevocably tender your resignation from the Board, effective August 2, 2004.

      3.    SEVERANCE PAYMENTS.

      If you sign this letter agreement and release (and do not timely revoke your agreement as set forth in paragraph 16), then (a) you will be paid a lump sum amount equal to twelve months of your current base salary (less required withholdings and deductions for taxes) and (b) you will continue to receive your current base salary (less required withholdings and deductions for taxes) on the Company's normal payroll cycle from the date hereof until the first anniversary of the Employment Termination Date. You agree that the payments described in this letter agreement are above and beyond and in full satisfaction of any payments or compensation otherwise owed to you under the terms of your employment with Lightbridge, your employment agreement dated August 16, 1996 (the "Employment Agreement"), or as required by law.

      4.    ACCRUED PAID VACATION AND TIME OFF.

      All accrued but unused vacation time earned through the Employment Termination Date will be paid on that date.

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      5.    VOICEMAIL, COMPUTER, AND RETURN OF COMPANY PROPERTY.

      Use of voicemail will be provided through October 31, 2004, and network access will also be provided through the Employment Termination Date. You will return all other property, equipment and materials of the Company, other than the Company-owned automobile, laptop computer and wireless telephone currently used by you (the "Retained Company Property"), to the Company promptly after the Employment Termination Date. If you do not revoke your agreement within the time period set forth in paragraph 16, the Company will thereupon assign ownership of the Retained Company Property to you.

      6.    COBRA GROUP INSURANCE COVERAGE.

      As of the Employment Termination Date, you and your family members will be eligible to continue your group health insurance coverage in accordance with the federal COBRA law. Should you or any of your family members elect COBRA continuation coverage for the eighteen month period immediately following the Employment Termination Date, the Company shall be responsible for paying the difference between the cost of COBRA continuation coverage and the premium contribution amount applicable to you as of the Employment Termination Date, subject to any applicable carrier and Company rate adjustments. After such eighteen month period ends, if you or any of your family members elect to continue COBRA coverage, you will be responsible for all of the premium payments. Information about your rights under COBRA and forms for electing continuation coverage will be provided to you by a separate letter on or about the Employment Termination Date.

      7.    OUTPLACEMENT ASSISTANCE.

      To assist you in regard to outplacement, the Company will pay up to $50,000 for outplacement services which are provided to you by a Company-approved agency prior to the earlier of July 31, 2005 or the date you commence new employment. Appropriate invoices for outplacement services should be submitted promptly to the Company.

      8.    CONFIDENTIAL INFORMATION.

      You understand and agree that the Company's confidential information belongs exclusively to the Company, and that the confidential information of the Company's customers or of other organizations with which the Company does business remains their exclusive property. You agree that you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and that you will hold and treat such information as confidential information, unless you have specific prior written authorization from the Company to disclose it. Incorporated herein is a confidentiality and non-competition agreement that was signed by you on or about July 17, 1990 and which remains in effect according to its terms.

      9.    NON-DISPARAGEMENT; COOPERATION.

      You agree that you will not make any disparaging statements about the Company or any of its subsidiaries, affiliates, officers, directors or employees, or its business or prospects. The

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Company and its executive officers and Directors agree that they will not make any disparaging statements about you.

      Through the first anniversary of the Employment Termination Date, you agree to provide assistance and support as requested from time to time by the Board of Directors without additional compensation with respect to any matters required for the orderly transition of your former employment responsibilities or otherwise related to the business of the Company; provided, however, that you will not be required to devote more than eight hours per month to providing such assistance and support.

      10.   RELEASE AND WAIVER.

      This letter agreement and the agreement referenced in paragraph 8 contain the entire agreement between you and the Company (and supersede any prior communications, written or oral) with respect to your employment by the Company and the termination of such employment, and with respect to all matters pertaining thereto including, without limitation, those set forth in the Employment Agreement. This letter agreement shall be in complete and final settlement of any and all causes of action or claims that you have had, now have or may now have, in any way related to or arising out of or in connection with such employment and/or its termination or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including without limitation Massachusetts General Laws c. 151B ("Unlawful Discrimination"), Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act of 1967. In consideration of the pay and benefits that you will receive under this letter agreement, you hereby release, waive and discharge any and all such causes of action or claims (including without limitation claims for attorney's fees and costs) against the Company, its parent, subsidiary and affiliated organizations, and their respective past, present and future directors, officers, agents, employees, successors and assigns, and you hereby agree that, to the extent permitted by law, neither you nor any of your heirs or personal representatives will ever assert in any forum any such cause of action or claim. THIS MEANS YOU MAY NOT SUE LIGHTBRIDGE FOR ANY CURRENT OR PRIOR CLAIMS ARISING OUT OF YOUR EMPLOYMENT WITH OR TERMINATION FROM LIGHTBRIDGE.

      You further agree that you will not bring any lawsuits, file any charges or complaints, or make any other demands against Lightbridge, or further pursue any lawsuits, cases or complaints already brought, based on your employment by Lightbridge. You further represent that you have no current or pending actions, charges, lawsuits, or complaints against Lightbridge. You acknowledge and understand that the consideration provided for in this letter agreement constitutes a full, fair and complete payment for the release and waiver of all of your possible claims. You acknowledge and understand that Lightbridge does not owe you anything for your employment in addition to the consideration set forth in this letter agreement.

      11.   COMPLIANCE.

      All payments to be made to you in accordance with the terms of this letter agreement, and the performance by the Company of its other obligations hereunder shall be conditioned on your compliance with your obligations hereunder.

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      12.   GOVERNING LAW.

      The parties intend this letter agreement to be governed by the substantive laws of The Commonwealth of Massachusetts.

      13.   CHALLENGE TO VALIDITY OF LETTER AGREEMENT.

      Lightbridge and you shall never bring a proceeding to challenge the validity of this letter agreement. If you do, you will first be required to pay back to Lightbridge any monies received from Lightbridge under paragraph 3 of this letter agreement.

      14.   ENFORCEMENT.

      In the event that you violate any of the terms of paragraphs 8 or 9 of this letter agreement or the Company determines that you have breached your fiduciary duty to the Company, then any payments required to be made hereunder shall cease. In the event that you violate paragraphs 8 or 9, in addition to any money damages that Lightbridge may be owed, Lightbridge shall also be entitled to seek and obtain an order enjoining any future violations.

      15.   CONSIDERATION PERIOD.

      In signing this letter agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded a full and reasonable opportunity of at least 21 days to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, and that you have been advised by the Company to consult with an attorney prior to executing this letter agreement and the release and waiver of claims in paragraph 10.

      16.   REVOCATION PERIOD.

      For a period of seven (7) days following your execution of this letter agreement and release, you may revoke your agreement, and this letter agreement and release shall not become effective or enforceable until this seven (7) day revocation period has expired. No payments provided for by this letter agreement will be made until after this seven-day period has expired without your revoking your agreement. You understand and acknowledge that the terms of your employment and the Company's usual severance policies or practices would have provided you less severance pay and benefits than those provided to you under this letter agreement.

      17.   STOCK OPTIONS.

      You are currently the holder of certain options to purchase shares of the Company's common stock, $.01 par value per share. The Company agrees that, notwithstanding the terms of the option agreements and related plans, all such options shall be deemed to be vested in full immediately following the expiration of the revocation period described in paragraph 16, and shall remain exercisable in full in accordance with their terms until 18 months following the

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expiration of such revocation period. You understand that, as a result of the foregoing agreements, your options will no longer qualify for incentive stock option treatment under the Internal Revenue Code.

      If you agree to the foregoing, would you kindly sign and return the enclosed copy of this letter agreement, whereupon this letter agreement and such copy will constitute a binding agreement between you and the Company on the basis set forth above.

Very truly yours,

LIGHTBRIDGE, INC.

By:  /s/ Eugene DiDonato                                      8/2/04
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     Eugene DiDonato                                 Date
     Vice President and General Counsel

AGREED: /s/ Pamela D.A. Reeve                                8/2/04
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        Employee's Signature                         Date signed

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